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                                                                    EXHIBIT 23.2

                          CONSENT OF ERNST & YOUNG LLP

We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement on Form S-3, No. 333-84018, and the related Prospectus of Tesoro Petroleum Corporation and to the incorporation therein of our report dated October 12, 2001 with respect to the combined financial statements of The North Dakota and Utah Refining and Marketing Business of BP Corporation North America Inc. as of December 31, 2000 and 1999 and for the three years in the period ended December 31, 2000, included in Tesoro Petroleum Corporation's Amendment No. 1 to Current Report on Form 8-K filed on October 24, 2001 with the Securities and Exchange Commission.


                                        /s/ Ernst & Young LLP


Chicago, Illinois
July 22, 2002